Exhibit 8.1

[SKADDEN LETTERHEAD]

January 3, 2013

ASML Holding N.V.

De Run 6501

5504 DR Veldhoven

The Netherlands

Re:	Registration Statement on Form F-4 of ASML Holding N.V.

Ladies and Gentlemen:

We have acted as United States special counsel to ASML Holding N.V., a Netherlands public limited liability company (naamloze vennootschap) (“Parent”), in connection with the preparation of a registration statement on Form F-4 (File No. 333-85120) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by Parent of 37,829,005 ordinary shares, nominal value EUR 0.09 per share of Parent (“Parent Ordinary Shares”), to be issued to holders of common stock of Cymer, Inc., a Nevada corporation (the “Company”), par value $0.001 per share (“Company Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of October 16, 2012, by and among (i) Parent, (ii) solely for purposes of Article II, Article IV, Article VI and Article X of the Agreement and Plan of Merger, ASML US Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Holdco”), and Kona Technologies, LLC, a Nevada limited liability company and a wholly owned Subsidiary of Holdco (“Merger Sub 2”), (iii) Kona Acquisition Company, Inc. a Nevada corporation and a wholly owned Subsidiary of Holdco (“Merger Sub”), and (iv) the Company (the “Merger Agreement”). Subject to certain approvals and conditions, the Merger

ASML Holding N.V.

January 3, 2013

Agreement provides that Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and holders of Company Common Stock receiving Parent Ordinary Shares and cash in exchange for their Company Stock (the “First Step Merger”) and, immediately after the First Step Merger becomes effective, the Company will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Merger”).

In connection with our opinion, we have examined such documents as we have deemed appropriate, including (1) the Registration Statement, (2) the Merger Agreement and (3) such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In addition, we have relied upon statements and representations of officers and other representatives of Parent (including other Parent parties to the transaction) and the Company, including representations contained in the officer’s certificates of each of Parent and Company dated as of the date hereof and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect and available on the date hereof all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusion herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Certain U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under current law the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Company Common Stock as described under “Certain U.S. Federal Income Tax Consequences of the Merger.”

ASML Holding N.V.

January 3, 2013

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or non-U.S., of the transaction described in the Registration Statement, any transaction related thereto, or of ownership of the Parent Ordinary Shares.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Certain U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP